EXHIBIT 23.1

PS&Co.
Padgett Stratemann & Co., LLP
Certified Public Accountants & Business Advisors

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement dated November 25, 2008 on Form S-4 of Royale Energy, Inc., of our report dated March 29, 2008 relating to our audit of the financial statements, appearing in the Prospectus, which is part of this Registration Statement.

/s/ Padgett Stratemann & Co., L.L.P.

Padgett, Stratemen & Co., L.L.P.
Austin, Texas
November 25, 2008

Austin San Antonio
515 Congress Avenue, Suite 1212, Austin, Texas 78701 P 512.476.0717 F 512.476.0462 www.padgett-cpa.com
An Independently Owned Member of the McGladrey Network Worldwide Services through RSM International